Exhibit 99.1

RE/MAX, LLC Agrees to Purchase Group of Three Independent Regions

Georgia, Kentucky/Tennessee, and Southern Ohio Will Join Growing Company-Owned Regional Operations

DENVER, Nov. 28, 2016 /PRNewswire/ -- RE/MAX, LLC, headquartered in Denver, Colo., has signed an agreement to purchase the Master Franchise for the Georgia, Kentucky/Tennessee, and Southern Ohio Regions owned and managed for many years by the independent RE/MAX Regional Services group. The agreement to purchase the regions was signed less than three weeks after RE/MAX agreed to purchase RE/MAX of New Jersey.

"When Howard McPherson purchased RE/MAX of Georgia in 1978, he took a risk based on the potential of a young real estate brand that had about 1,000 agents, at the time. He and his family grew the region into a four-state operation with over 250 offices and almost 4,000 agents," said Dave Liniger, CEO, Chairman of the Board and Co-Founder of RE/MAX, LLC. "Howard has been extremely successful in growing the RE/MAX brand in Georgia, Kentucky, Tennessee and Southern Ohio and we thank him and his family for their dedication. It's a real RE/MAX success story, and a testament to the outstanding brokers, owners and sales associates who helped build the brand in these four states. We look forward to working with them, providing the services they need, and growing our market presence even more."

The acquisition of the RE/MAX Regional Services Region is expected to close before the end of the year, bringing the total of U.S. company-owned regions to 18. In 2016, RE/MAX, LLC has also purchased or agreed to purchase the Master Franchise rights for New York, Alaska and New Jersey.

"It's been a real pleasure to work with so many great brokers and agents in Georgia, Kentucky, Tennessee and Southern Ohio," said Dane Ellison, RE/MAX Regional Services CEO. "They're in good hands moving forward, and we believe RE/MAX market presence will continue to grow. That's what happens when great agents put the interests of their buyers and sellers above all else."

Susan Goiser, Region Vice President of RE/MAX Florida, will oversee services in Georgia, while Jeff LaGrange, former Region Vice President of RE/MAX Pacific Northwest and RE/MAX Alaska, will lead the regional team supporting Kentucky/Tennessee and Southern Ohio.

RE/MAX has a worldwide network of over 110,000 agents in over 100 countries and territories, a global footprint larger than any of its competitors.

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About the RE/MAX Network:
RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 110,000 agents provide RE/MAX a global reach in more than 100 countries and territories. Nobody sells more real estate than RE/MAX when measured by residential transaction sides. RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, LLC, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE:RMAX). With a passion for the communities in which its agents live and work, RE/MAX is proud to have raised more than $150 million for Children's Miracle Network Hospitals® and other charities. For more information about RE/MAX, to search home listings or find an agent in your community, please visit www.remax.com. For the latest news about RE/MAX, please visit www.remax.com/newsroom.

CONTACT: Cory Vasquez, Director of PR & Social Media, RE/MAX, LLC, (303) 796-3667, cjvasquez@remax.com